Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement on Form S-3 of Kite Realty Group Trust of our report dated January 31, 2014, relating to our audit of the statement of revenues and certain expenses of OZ/CLP Hunter’s Creek LLC, OZ/CLP Lakewood LLC, OZ/CLP Northdale LLC, OZ/CLP Burnt Store LLC, OZ/CLP Portofino LP, OZ/CLP Kingwood Commons LP, OZ/CLP Clay LLC, OZ/CLP Trussville I LLC, OZ/CLP Trussville II LLC, and OZ/CLP Beechwood LLC for the year ended December 31, 2012, which is included in the Current Report on Form 8-K/A filed by Kite Realty Group Trust on February 5, 2014.  We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ Sellers, Richardson, Holman & West, LLP

Birmingham, AL

May 9, 2014